Exhibit (a)(1)(M)
[If Participant declined or withdrew from the Offer, please direct to this screen]
ATMEL CORPORATION
November 26, 2007
REVIEW OF YOUR DECISION TO DECLINE OR WITHDRAW FROM THE OFFER
     You have either elected to decline participation in the Offer or to withdraw your eligible options from participation in the Offer. If you wish to reconsider your election to decline or withdraw, please submit a properly completed and signed Election/Withdrawal Form prior to the expiration date which will be 9:00 p.m., Pacific Time, December 21, 2007, unless we extend the Offer.
     We want to make sure that you understand that declining or withdrawing from the Offer means:
1.	You agree that you will pay all additional Federal and State tax penalties with respect to the non-tendered options;

2.	You decline repricing the non-tendered options; and

3.	(IF APPLICABLE) You decline to delay the exercisability of your option until a “permissible payment event.”
     Please note that you may change your decision to decline or withdrawal from the Offer by submitting a properly completed and signed Election/Withdrawal Form prior to the expiration date which will be 9:00 p.m., Pacific Time, December 21, 2007, unless we extend the Offer.
     If the above is not your intent, we encourage you to Return to the Previous Screen by clicking on the RETURN TO PREVIOUS SCREEN button below and change your election.
     Is the above information correct? If yes, click PROCEED TO CONFIRMATION button to continue. If no, click RETURN TO PREVIOUS SCREEN button.

[RETURN TO PREVIOUS SCREEN]	[PROCEED TO CONFIRMATION]